EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
April 29, 2008

For more information, please contact:
Hugh W. Mohler, Chairman & CEO	410-427-3707
Mark A. Semanie, Executive Vice President & CFO	410-427-3715

Bay National Corporation Reports First Quarter Results

BALTIMORE, MD (April 29, 2008) Bay National Corporation (the “Company”) (NASDAQ: BAYN), the bank holding company for Bay National Bank, today reported a first quarter net loss of $1.5 million or ($0.69) per diluted share, as compared to net income of $619 thousand or $0.28 per diluted share reported for the quarter ending March 31, 2007.

Hugh W. Mohler, Chairman and CEO, stated, “The first quarter numbers reflect the Company’s progress in addressing the real estate issues that arose during the second half of 2007. We again strengthened our loan loss provision by $1.7 million, as a result of an increase in non-performing loans, and charged-off $767 thousand. The boost in the loan loss provision was exacerbated by the deterioration of real estate values, which represent a substantial portion of the collateral for non-performing loans. Management is working vigorously to sell properties collateralizing non-performing loans, moving collateral into real estate owned, and taking appropriate charge-offs to reflect the present value of all real estate owned.

Our net interest income was negatively impacted by the Federal Reserve’s initiative to stimulate our nation’s economy with a reduction of 300 basis points in the Fed Funds rate over the past six months. Absent these items, and our strategic decisions to open a commercial banking office in the BWI Corridor and add experienced lenders to our Baltimore office (as noted below), the Company would have been marginally profitable this quarter.”

Mr. Mohler continued, “The Company’s total assets, net loans and deposits increased by 6.72%, 6.26% and 5.90%, respectively from the year-ago quarter ending March 31, 2007. Our strategic initiative to expand into the Baltimore-Washington Corridor is gaining significant traction. Leading this effort is a highly-experienced team of seven commercial bankers, Brian Israel, Dave Gramil, Bruce Hollander, John Walker, Todd Brown, Theresa Fodel, and Mary Ellen Marsalek.

We have also hired new leadership in our residential mortgage lending operation in Baltimore – Dan Murtaugh, a twelve-year mortgage veteran most recently with Wells Fargo Private Banking. In spite of these difficult times, we remain committed to providing this service to our customers and are confident that Dan Murtaugh provides us with both a solid reputation and strong knowledge base necessary to expand our residential mortgage lending presence in the Baltimore region.

Other great additions to our professional banking team are lifelong Mercantile veteran, Mark Wagner, and Bill Peters, an 18-year banking professional, most recently with The Patapsco Bank. We are delighted to welcome them to our growing cadre of exceptional commercial and private banking professionals.

Our continued focus on conserving capital and managing interest rate risk resulted in maintaining capital levels defined as ‘well capitalized,’ the highest rating by regulatory capital measures. We will diligently monitor and manage our capital in order to preserve and enhance long-term shareholder value.

As noted in our fourth quarter 2007 earnings release, the Company has had minimal charge-offs since its inception in 2000 prior to the real estate conundrum; however, earnings are not at an acceptable level, and we are maintaining a clear focus on restoring our profitability to a level consistent with a high performing bank.

In conclusion, I commend our dedicated team of associates in both Baltimore and the Eastern Shore of Maryland and our Board of Directors for their unwavering support during this difficult cycle. They have successfully worked through challenging economic environments in the past and will, I am confident, succeed again in accelerating our performance back to historic levels.”

Bay National Bank was founded in 2000 in response to banking industry consolidation and the distinct void these mergers created in servicing, in particular, small and mid-size businesses and their owners, business professionals, and high net worth individuals. Bay National Bank believes that it now occupies a unique niche in the banking industry. It also believes that it has positioned itself between the much larger banks, whose size and bureaucracy can preclude them from delivering exceptional and responsive service, and between much smaller banks, which may not be able to deliver the full range of products and services sought by growing businesses and sophisticated customers.

Bay National Corporation has two full-service banking offices, Baltimore and Salisbury, Maryland, residential mortgage lending operations in both Baltimore and the Eastern Shore of Maryland, and a recently-opened commercial banking office in the Baltimore-Washington Corridor. It offers a complete range of commercial, private, cash management, retail, and residential mortgage banking services delivered with a high degree of respect and integrity.

The statements in this press release that are not historical facts constitute “forward-looking statements” as defined by Federal Securities laws.  Forward-looking statements can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “anticipates” or similar terminology.  Such statements, specifically regarding Bay National Corporation’s intentions regarding shareholder value, expansion of our residential mortgage lending presence and future performance, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values, as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect Bay National Corporation specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made.  Bay National Corporation will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Bay National Corporation reports filed with the U.S. Securities and Exchange Commission.

SELECTED UNAUDITED FINANCIAL DATA
AS OF MARCH 31, 2008 and 2007
(dollars in thousands, except per share data)

	2008	2007
Total assets	$267,024	$250,217
Cash and due from banks	485	2,159
Federal funds sold and other overnight investments	14,374	18,005
Investment securities available for sale	-	697
Other equity securities	1,157	1,156
Loans, net	237,935	223,924
Deposits	231,149	218,262
Short-term borrowings	8,312	2,681
Subordinated debt	8,000	8,000
Stockholders’ equity	18,481	19,478

Common shares outstanding	2,140,933	2,128,876
Book value per share	$8.63	$9.15
Ratio of interest earning assets to interest bearing liabilities	126.77%	125.15%
Stockholders’ equity as a percentage of assets	6.92%	7.78%

SELECTED UNAUDITED FINANCIAL RATIOS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 and 2007

Weighted average yield/rate on:	2008	2007
Loans	7.27%	9.28%
Investments and interest bearing cash balances	1.75%	4.25%
Interest bearing liabilities	3.73%	4.54%
Net interest spread	3.25%	4.23%
Net interest margin	3.97%	5.16%

SELECTED UNAUDITED OPERATIONAL DATA
FOR THE THREE MONTHS ENDED MARCH  31, 2008 and 2007
(dollars in thousands, except per share data)

	Three Months Ended March 31
	2008	2007
Interest income	$4,369	$5,343
Interest expense	1,882	2,199
Net interest income	2,487	3,144
Provision for credit losses	2,468	-
Net interest income after provision for credit losses	19	3,144
Non-interest income	208	192
Non-interest expenses	2,682	2,295
Income (loss) before income taxes	(2,455)	1,041
Income tax (benefit) expense	(969)	422
Net (loss) income	$(1,486)	$619

PER COMMON SHARE
Basic net (loss) income per share*	$(.69)	$.29
Diluted net (loss) income per share*	$(.69)	$.28
Average shares outstanding (Basic)*	2,139,845	2,128,876
Average shares outstanding (Diluted)*	2,139,845	2,211,076

STOCK PRICE
High*	$11.70	$17.55
Low*	$8.12	$15.50
Close*	$8.55	$17.04

* All periods have been adjusted to reflect a 1.1 to 1 stock split in the form of a 10% stock dividend recorded on June 29, 2007

SUPPLEMENTAL INFORMATION:
(dollars in thousands)

Reconciliation of total deposits to core deposits:	March 31, 2008	March 31, 2007
Total deposits	$231,149	$218,262
National market certificates of deposit	(50,889)	(26,518)
Variable balance accounts (1 customer as of March 31, 2008 and 2007)	(6,898)	(10,222)
Portion of variable balance accounts considered to be core	3,000	3,000
Core deposits	$176,362	$184,522